                                 SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Endorex Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------


[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              ENDOREX CORPORATION
                           28101 Ballard Dr., Suite F
                          Lake Forest, Illinois 60045

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 12, 1999

To the Stockholders:

   The annual meeting of stockholders (the "Annual Meeting") of Endorex Corporation (the "Company") will be held at Deerpath Inn, 255 E. Illinois, Lake Forest, Illinois 60045, telephone number (847)-234-2280 on May 12, 1999, at 9:30 A.M. (central daylight time) for the following purposes, each as more fully described herein:

  (1) To elect eight directors to serve until the next Annual Meeting or until their respective successors shall have been duly elected and qualified;

  (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 1999;

  (3) To transact such other business as may properly come before the Annual Meeting.

   Only stockholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting, during regular business hours at the corporate headquarters at the address above.

   Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

                                          By Order of the Board of Directors

                                          Michael S. Rosen
                                          Chief Executive Officer and
                                           President

Lake Forest, Illinois
April 9, 1999

--------------------------------------------------------------------------------

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

--------------------------------------------------------------------------------

                              Endorex Corporation

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

   This Proxy Statement is furnished to stockholders of record of Endorex Corporation (the "Company") as of the close of business on April 9, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 12, 1999.

   Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, "FOR" the ratification of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 1999, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in the tabulation of votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

   The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-KSB (the "Form 10-KSB") with the financial statements of the Company for the fiscal year ended December 31, 1998, is being distributed concurrently herewith to stockholders.

   The mailing address of the principal executive offices of the Company is 28101 Ballard Rd., Suite F, Lake Forest, IL 60045. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about April 18, 1999.

                               VOTING SECURITIES

   The Company has two classes of voting securities: Common Stock and Series B Preferred Stock. At the Annual Meeting, each stockholder of record of Common Stock at the close of business on April 9, 1999 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. In addition, each stockholder of record on April 9, 1999 of Series B Convertible Preferred Stock will be entitled to 14.33 votes for each share of Series B Convertible Preferred Stock owned as to each matter presented at the Annual Meeting. On April 9, 1999, 9,936,000 shares of Common Stock and 80,100 shares of Series B Convertible Preferred Stock representing 1,147,822 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting, during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting for the election of the eight nominees named below as Directors of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

   The Board of Directors currently has eight members, all of whom are nominees for re-election. Each director shall serve until the next Annual Meeting or until his respective successors shall have been duly elected and qualified. All nominees were elected to the Board of Directors by the stockholders at the 1998 annual stockholders meeting.

   The affirmative vote of a plurality of the Company's outstanding Common Stock represented and voting at the Annual Meeting is required to elect the Directors.

Nominees for Election as Directors

   The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years.

   Michael S. Rosen, M.B.A., 46, has served as President, Chief Executive Officer and a member of the Board of Directors of the Company since August 1996. From January 1995 until August 1996, he was President and Chief Executive Officer of PharmaMar, S.A., a European biotech company. From June 1991 until January 1995, Mr. Rosen was General Manager of the northern Latin American businesses for Monsanto Company, a multinational chemical/pharmaceutical company. Mr. Rosen received a B.A. in Sociology/International Relations from Beloit College and an M.B.A. in International Business from the University of Miami. He has undertaken post-graduate courses at Northwestern University and Sophia University in Tokyo, Japan.

   Richard Dunning, 53, has served as a member of the Board of Directors of the Company since his election in August 1997. He has been President and Chief Executive Officer of VIMRX Pharmaceuticals Inc. since April 1996. VIMRX, a development stage biotechnology company based in Wilmington, DE, is comprised of a diverse portfolio of companies, technologies and compounds. Prior to joining VIMRX, Mr. Dunning spent most of his career with The DuPont Company in a number of operating and financial positions. Mr. Dunning played an instrumental role in the formation of The DuPont Merck Pharmaceutical Company and acted as that organization's Executive Vice President and Chief Financial Officer from 1991 to 1995. Mr. Dunning received a B.S. in Economics and an M.B.A. in Finance from the University of Delaware.

   Steve H. Kanzer, C.P.A., J.D., 35, has served as President, Chief Executive Officer and a member of the board of directors of the Institute for Drug Research, Inc., a private pharmaceutical research and development company with offices in Budapest, Hungary, and New York since December 1997. From 1992 until December 1998, Mr. Kanzer was a founder of Paramount Capital Inc., and Senior Managing Director and Head of Venture Capital of Paramount Capital Investment, LLC, a biotechnology and biopharmaceutical venture capital and merchant banking firm. Mr. Kanzer is a founder and Chairman of the Board of Discovery Laboratories, Inc. and a member of the board of directors of Atlantic Pharmaceuticals, Inc., both publicly traded pharmaceutical research and development companies. From 1993 until June 1998, Mr. Kanzer was a founder and a member of the board of directors of Boston Life Sciences, Inc., a publicly traded pharmaceutical research and development company. Mr. Kanzer is also a founder and member of the board of directors and has been a Chairman and Interim President of several private pharmaceutical research and development companies. Prior to joining Paramount Capital Inc., Mr. Kanzer was an attorney associated with Skadden, Arps, Slate, Meagher & Flom LLP in New York from September 1988 to October 1991. Mr. Kanzer received his J.D. from New York University School of Law in 1988 and a B.B.A. in Accounting from Baruch College in 1985.

   Paul D. Rubin, M.D., 45, has served as a member of the Board of Directors of the Company since his election in November 1997. Since 1999, he has been Executive Vice President for Drug Development at Sepracor, Inc., having previously been Senior Vice President since 1996. He is responsible for managing research and development programs for the company's improved chemical entities portfolio, which includes the management of Discovery Research, Regulatory, Clinical, Preclinical, and Project Management teams. Dr. Rubin also plays a key role in the evaluation of external technology and licensing opportunities. From 1993 to 1996, Dr. Rubin was the Vice President and Worldwide Director of Early Clinical Development and Clinical Pharmacology at Glaxo Wellcome. Prior to Glaxo, Dr. Rubin held various executive research positions at Abbott Laboratories. Dr. Rubin received his M.D. from Rush Medical College in Chicago and completed his residency in Internal Medicine at the University of Wisconsin Hospitals and clinics in Madison, Wisconsin.

   H. Laurence Shaw, M.D., 52, has served as a member of the Board of Directors of the Company since his election in August 1997. In 1999, he was appointed as Chief Executive Officer of Applied Spectral Imaging, a company focused on the application of technology that combines conventional imaging with spectroscopy to display previously undetected information. It has applications in diverse areas such as cytogenetics, pathology, ophthalmology, as well as fields unrelated to healthcare. He was Chairman, President and Chief Executive Officer of Pacific Pharmaceuticals, Inc. ("Pacific") from December 1996 until March 1999. From 1995 to 1996, Dr. Shaw was Corporate Vice President Research and Development for C.R. Bard, Inc. in New Jersey. From September 1993 to 1995, he was Founder, President and Chief Executive Officer of Atlantic Pharmaceuticals, Inc. Dr. Shaw graduated from University College Hospital Medical School, London, England.

   Andrew Stein has served as a member of the Board of Directors of the Company since January 1998. He is a founder and equity participant in Metromedia Asia Limited, a telecommunication venture in China.

   Kenneth Tempero, M.D., Ph.D., M.B.A., 59, has served as a member of the Board of Directors since September 1996. Prior thereto, he served as Chairman and Chief Executive officer of MGI Pharma, Inc., a company that focuses on the development and sale of cancer therapeutics and related products. From November 1983 to August 1987, Dr. Tempero held various positions with G.D. Searle & Co., a pharmaceutical company, most recently as Senior Vice President of Research and Development. Dr. Tempero holds M.S. and Ph.D. degrees in Pharmacology from Northwestern University, an M.D. in Medicine and Surgery from Northwestern University and an M.B.A. in Pharmaceutical Marketing from Fairleigh Dickinson University.

   Steven Thornton, 41, has served as a member of the Board of Directors since February 1998. He has served as Executive Vice President of Commercial Development for Elan Pharmaceutical Technologies ("EPT") since December 1997. Prior to joining EPT, Mr. Thornton served from July 1994 as President of Schein Bayer Pharmaceutical Services Inc., a joint venture of Bayer and Schein Pharmaceutical Inc., formed to become one of the international leaders in the supply of generic pharmaceutical products. From 1991 to 1994, he served with Bayer as Region Director with responsibility for pharmaceutical operations in Australia, New Zealand and South Africa. Mr. Thornton graduated with honors from Lancaster University in 1978, receiving a B.A. in applied social psychology.

Committees of the Board of Directors

   The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters: including the selection of the Company's independent public accountants, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. Mr. Dunning, chairman of the Committee, and Dr. Rubin are the only members of the Audit Committee. The Audit Committee had two meetings during fiscal year 1998.

   The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans. Dr. Tempero, chairman of the Committee, and Dr. Shaw are the only members of the Compensation Committee. The Compensation Committee had one meeting during fiscal year 1998.

   The Executive Committee of the Board of Directors acts on such matters as are referred to it by the full Board of Directors. Dr. Tempero and Messrs. Kanzer and Rosen are the only members of the Executive Committee. The Executive Committee did not meet outside of full Board meetings during fiscal year 1998.

Attendance at Board and Committee Meetings

   During the year ended December 31, 1998, the Board of Directors held seven formal meetings. In addition to formal meetings, the Board of Directors and the Executive, Audit and Compensation Committees confer frequently on an informal basis. During the year, members of the Board attended at least 75% of the aggregate number of formal meetings of the Board of Directors and the total number of meetings held by all Committees on which they served, with the exception of the following members: Mr. Kanzer attended four formal meetings, and Mr. Stein attended three formal meetings.

Compensation of Directors

   Cash Compensation. Directors currently do not receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company.

   Director Fee Option Grant Program. Each non-employee Director has the right to apply all or a portion of his total cash retainer fee (currently no cash retainer is paid) to the acquisition of a special option grant under the Director Fee Option Grant Program. The grant will automatically be made on the first trading day in January following the filing of the stock-in-lieu-of-cash election and will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. The number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option.

   The option will become exercisable for fifty percent (50%) of the option shares upon the Director's completion of six (6) months of Board service in the calendar year in which the option is granted. The balance of the option shares will become exercisable in six (6) successive equal monthly installments upon the Director's completion of each additional month of Board service during that calendar year. The option will remain exercisable until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the end of the three (3)- year period measured from the date of the Director's cessation of Board service. The option will become immediately exercisable in its entirety should the Director die or become permanently disabled while a Board member. In addition, upon the successful completion of a hostile take over, each option may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

   Stock Option Grant. Non-employee Directors are eligible to receive an option to purchase 42,000 shares of common stock at the commencement of Board service. The options vest at the rate of 15,000 shares on the anniversary of the grant date, plus 1,500 for each meeting attended. In addition, each non-employee Director who continues to serve on the Board will automatically be granted an option to purchase an additional 12,000 shares of Common Stock on the date of the second anniversary of such individual's initial share option grant and on every two (2) years thereafter.

Executive Officers

   The names of the Company's executive officers as of March 1, 1999 and certain information about them are set forth below.

      Name                         Age Position
      ----                         --- --------
      Michael S. Rosen...........  46  President, Chief Executive Officer and Director
      Rickey Wilson, M.D., J.D...  50  Executive Vice President, Clinical Development
                                       and Regulatory Affairs
      Robert N. Brey, Ph.D.......   49 Vice President, Research and Development
      David G. Franckowiak, CPA..   36 Vice President, Chief Financial Officer,
                                       Treasurer, and Corporate Secretary

   Information regarding executive officers who are not Directors is as follows:

   Rickey Wilson, M.D., M.S., J.D., has been Executive Vice President and Chief Scientific Officer of Endorex's majority-owned subsidiary, Wisconsin Genetics, Inc., since November 1997 and Executive Vice President, Clinical Development and Regulatory Affairs for the Company since January 1998. From November 1995 until November 1997, Dr. Wilson had served as Vice President of Corporate Regulatory Affairs, Pharmacia and Upjohn. He served as Vice President of Worldwide Regulatory Affairs for Upjohn from January 1995 to November 1995 and as Vice President and Director, Human Pharmaceutical Regulatory Affairs and Safety, Syntex from July 1990 to December 1994. Dr. Wilson graduated with honors from the University of Texas at Austin. He received an M.D. from the University of Texas Health Sciences Center at San Antonio. He also holds an M.S. in epidemiology from Columbia University and a J.D. with honors from the University of San Francisco School of Law. He completed his residency in pediatrics, and was a Fellow in pediatric infectious diseases at St. Jude's Children Research Hospital in Memphis.

   Robert N. Brey, Ph.D., has served as Vice President, Research and Development since January 1, 1998 and prior to then as Vice President, Vaccine Development since December 1996. From 1994 to 1996, he served as Principal of Vaccine Design Group, a consulting practice focused on research and development strategies in vaccines and immunological therapies. From 1992 to 1994, Dr. Brey served as Director of Research at Vaxcel, Inc., a company involved in vaccine delivery technology. From 1986 to 1992, he held a variety of positions at Lederle-Praxis Biologicals, where he managed the Molecular Biology and Oral Vaccine Development areas. Dr. Brey received a B.S. in Biology from Trinity College and a Ph.D. in Microbiology from the University of Virginia School of Medicine. He also served as a Postdoctoral Fellow in biology at the Massachusetts Institute of Technology. Dr. Brey has written numerous publications and filed several patents in the area of vaccines.

   David G. Franckowiak, C.P.A., C.M.A., M.Acc., became Chief Financial Officer in February 1999. Prior to then he served as Vice President, Finance and Administration since January 1998, and before that as Controller/Treasurer since April 1997. He was also appointed Corporate Secretary in July 1997. From 1985 to March 1997, Mr. Franckowiak held several positions with PricewaterhouseCoopers, LLP, the last of which was audit manager. Mr. Franckowiak received his B.S. in Commerce, Accountancy and a Master of Accountancy at DePaul University. He is also a Certified Public Accountant and a Certified Management Accountant. He is a founding director of the Chicago Biotech Network Association and has served as Treasurer since March 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

   The Company's Directors, executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, must file initial reports of ownership and reports of changes in ownership of any equity securities of the Company with the Securities and Exchange Commission. Copies of the reports must be furnished to the Company. On August 6, 1998, Michael S. Rosen purchased 100 shares of the Company's common stock commensurate with the Company's listing on the American Stock Exchange, for which the Form 4 was not timely filed. To the Company's knowledge, based solely on review of the reports furnished to the Company, all other persons subject to these reporting requirements filed the required reports on a timely basis with respect to the Company's most recent fiscal year.

Executive Compensation

   The following table sets forth information concerning the compensation paid during the Company's fiscal years ended December 31, 1998, 1997, and 1996 to the Company's Chief Executive Officer and all other executive officers whose base salaries during the year were in excess of $100,000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                            Long-Term Compensation
                                                         ------------------------------
                             Annual Compensation
                        -----------------------------    Securities          All
  Name and Principal                                     Underlying         Other
       Position           Year   Salary ($) Bonus ($)    Options (#)   Compensation ($)
  ------------------    -------- ---------- ---------    -----------   ----------------
Michael S. Rosen (1)... 12/31/98  248,808     72,000 (2)                     1,219 (5)
 President & CEO        12/31/97  209,882    100,000 (3)   650,000           4,600 (5)
                        12/31/96   73,536        --         46,667 (4)       4,600 (5)
Rickey Wilson (6)...... 12/31/98  202,435     67,500 (2)    75,000          16,343 (7)
 Exec. Vice President   12/31/97   23,077        --            --              --
  and
  Chief Scientific
  Officer
Robert N. Brey (8)..... 12/31/98  126,829     13,270 (2)       --           19,000 (9)
 Vice President,        12/31/97  104,778     16,913 (3)    50,000             --
  Research
  and Development
                        12/31/96    8,180        --          6,667 (4)         --
David G. Franckowiak
 (10).................. 12/31/98  112,476     17,063 (2)    50,000             --
 Vice President, Chief  12/31/97   66,850     13,400 (3)    50,000             --
  Financial Officer,
  Treasurer, and
  Corporate Secretary

--------
 (1) Mr. Rosen joined the Company on August 19, 1996.
 (2) Bonuses accrued in 1998 and paid entirely in 1999.
 (3) Bonuses accrued in 1997 and paid entirely in 1998.
 (4) Options granted in 1996 were cancelled as partial compensation for the 1997 grant.
 (5) Life insurance premiums incurred and paid during the period.
 (6) Dr. Wilson joined the Company on November 17, 1997.
 (7) Reimbursed travel expenses incurred and paid in 1998.
 (8) Dr. Brey joined the Company on December 1, 1996.
 (9) Reimbursed relocation expenses incurred and paid in 1998.
(10) Mr. Franckowiak joined the Company on April 1, 1997.

   The following table contains information concerning options granted to the Named Executive Officers during the fiscal year ended December 31, 1998. No SARs were granted during the period.

                       Option Grants in Last Fiscal Year

                                       Number of  Percentage
                                       Securities  of Total
                                       Underlying  Options
                                       Individual  Granted   Exercise Expiration
                                         Grants      (1)      Price      Date
                                       ---------- ---------- -------- ----------
     Rickey Wilson....................   75,000     35.80%    $5.50     1/1/08
     David G. Franckowiak.............   50,000     23.87%    $6.75    2/11/08

--------
(1) Based on an aggregate of 209,500 options granted to employees and non-employee board members in the fiscal year ended December 31, 1998, including options granted to the Named Executive Officers.

   The following table sets forth certain information concerning exercisable and unexercisable stock options held as of December 31, 1998 by each of the Named Executive Officers:

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option
                                     Values

                         Number of Unexercised Options      In-the-Money Options (1)
                         -----------------------------      -------------------------
                          Exercisable      Unexercisable    Exercisable Unexercisable
                         --------------   ---------------   ----------- -------------
Michael S. Rosen........          203,125           446,875    $    --     $      --
Rickey Wilson...........              --             75,000    $    --     $      --
Robert N. Brey..........           15,625            34,375    $    --     $      --
David G. Franckowiak....           15,625            84,375    $    --     $      --

--------
(1) Based on the difference between the closing price on December 31, 1998 ($2.0625) and the exercise price of outstanding options.

Employment Agreements and Change in Control Arrangements

   On July 25, 1996, the Company entered into an employment agreement with Michael S. Rosen to serve as the President, Chief Executive Officer, and a Director of the Company. The term of Mr. Rosen's employment agreement with the Company commenced on August 19, 1996 and ends on August 30, 2000. Mr. Rosen was elected a Director of the Company on August 22, 1996. In the event Mr. Rosen's employment is terminated otherwise than for cause, Mr. Rosen is entitled to his base salary for one year following such termination (plus bonuses earned but not yet paid), subject to setoff for amounts earned from alternative employment.

   On October 23, 1997, Wisconsin Genetics, Inc., a majority-owned subsidiary of the Company entered into an employment agreement with Dr. Rickey Wilson to serve as Executive Vice President. Dr. Wilson's employment agreement commenced on November 17, 1997 and ends on November 17, 2001. In January 1998, he was appointed Executive Vice President, Clinical Development and Regulatory Affairs for the Company. In the event Dr. Wilson's employment is terminated otherwise than for cause, Mr. Wilson is entitled to his base salary for nine months following such termination (plus bonuses earned but not yet paid), subject to setoff for amounts earned from alternative employment.

   On December 1, 1996, the Company entered into an employment agreement with Robert N. Brey to serve as Vice President, Vaccine Development. Dr. Brey's employment agreement with the Company commenced on December 1, 1996 and ends on November 30, 2000.

   On March 10, 1997, the Company entered into an employment agreement with David G. Franckowiak to serve as Controller/Treasurer. Mr. Franckowiak's employment agreement commenced on April 1, 1997 and ends on March 31, 2001.

   The Compensation Committee has the authority to provide for the accelerated vesting of the options granted to the Chief Executive Officer and the Company's other executive officers under the Option Plan in the event of (i) a change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, or (ii) the individual's termination of employment (whether involuntarily or through a forced resignation) within a designated period following such a change in control or an acquisition of the Company by merger or asset sale.

Limitation of Liability and Indemnification Matters

   The Company's Certificate of Incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, its directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under Delaware law, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to the Company for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. In addition, the Company has obtained liability insurance for its officers and directors.

   The Certificate of Incorporation also provides that the Company shall indemnify, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, all of its present and former officers and directors, and any party agreeing to serve as an officer, director or trustee of any entity at the Company's request, in connection with any civil or criminal proceeding threatened or instituted against such party by reason of actions or omissions while serving in such capacity. Indemnification by the Company includes payment of expenses in defense of the indemnified party in advance of any proceeding or final disposition thereof. The rights to indemnification provided in this provision do not preclude the exercise of any other indemnification rights by any party pursuant to any law, agreement or vote of the stockholders or the disinterested directors of the Company.

   Section 145 of the Delaware General Corporation Law generally allows the Company to indemnify the parties described in the preceding paragraph for all expenses, judgments, fines and amounts in settlement actually paid and reasonably incurred in connection with any proceedings so long as such party acted in good faith and in a manner reasonably believed to be in or not opposed to the Company's best interests and, with respect to any criminal proceedings, if such party had no reasonable cause to believe his or her conduct to be unlawful. Indemnification may only be made by the Company if the applicable standard of conduct set forth in Section 145 has been met by the indemnified party upon a determination made (1) by the Board of Directors by a majority vote of a quorum of directors who are not parties to such proceedings, or (2) if such a quorum is not obtainable or if directed by a quorum of disinterested directors, by independent legal counsel in a written opinion, or (3) by the stockholders.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee also is responsible for the administration of the Company's Option Plan under which option grants may be made to executive officers. The Compensation Committee authorized and reviewed compensation paid to executive officers in fiscal year 1998.

   General Compensation Policy. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements:
(i) base salary and annual bonus to reflect individual performance, designed primarily to be competitive with cash compensation levels in the industry, and
(ii) long-term stock-based incentive awards to strengthen the mutual interests between the executive officers and the Company's stockholders.

   Factors. The principal factors that the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1998 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

   . Base Salary. The base salary for each executive officer is based on the following factors: experience, personal performance, salary levels in effect for comparable positions within and outside the industry, the company's internal base salary comparability considerations and the status of the company. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

   From time to time, the Compensation Committee may advocate cash bonuses when they are deemed to be in the best interest of the Company.

   . Long-Term Incentive Compensation. Long-term incentives are provided through grants of stock options. The grants are intended to align the interests of each executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

   The number of shares authorized for each option grant is intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions in the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal contribution to corporate progress in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

   CEO Compensation. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) to make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

   The suggested base salary established for Mr. Rosen on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors. At the discretion of the Board of Directors, Mr. Rosen is also eligible for a bonus of up to $100,000. In February 1999, the Board of Directors paid Mr. Rosen a bonus of $72,000 for meeting the 1998 Company objectives. On October 21, 1997, the Board of Directors granted options to purchase 650,000 shares of Common Stock. Based on completion of employment services each quarter, the options become exercisable in equal quarterly installments over the 4-year period following the grant date. The Board granted 25,000 additional options in February 1999, which vest annually over four years. As of December 31, 1998, Mr. Rosen has vested option exercise rights in 203,125 shares of common stock.

   Compliance with Internal Revenue Code Section 162(m). As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The Omnibus Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

   The Compensation Committee does not expect compensation to be paid to the Company's executive officers for the 1999 fiscal year to exceed the $1 million limit per officer. Because it is very unlikely that cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          THE COMPENSATION COMMITTEE

                                          Dr. Kenneth Tempero
                                          Dr. H. Laurence Shaw

March 1, 1999

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of March 1, 1999, certain information with respect to the beneficial ownership of shares of Common Stock of: (i) each person who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, (ii) each Director of the Company and each Named Executive Officer, and (iii) all directors and executive officers of the Company as a group. As of March 1, 1999, the Company had 9,936,000 shares of Common Stock outstanding.

 Name and Address of Beneficial Owner    Beneficially Owned (1) Percent of Class
 ------------------------------------    ---------------------- ----------------
The Aries Trust (2)(3).................        1,777,180             17.61%
 c/o Paramount Capital Asset
  Management, Inc.
 787 Seventh Avenue,
 New York, NY 10019
Aries Domestic Fund (2)(4).............          815,131              8.14%
 c/o Paramount Capital Asset
  Management, Inc.
 787 Seventh Avenue,
 New York, NY 10019
Elan International Services, Ltd. (5)..        1,686,284             14.90%
 102 St. James Court
 Flatts Smith, SL 04
 Bermuda
Lindsay A. Rosenwald, M.D. (6).........        1,434,032             12.61%
 787 Seventh Avenue,
 New York, NY 10019
Michael S. Rosen, MBA (7)(8)...........          284,985              2.79%
Steve H. Kanzer, Esq. (2)(9)...........          166,000              1.64%
 c/o Paramount Capital Investments, LLC
 787 Seventh Avenue,
 New York, NY 10019
Richard Dunning (7)(9).................           22,500                **
Paul Rubin (7)(9)......................           22,500                **
H. Laurence Shaw (7)(9)................           22,500                **
Andrew Stein (7)(9)....................           16,500                **
Kenneth Tempero (7)(9).................           22,500                **
Steven Thornton (7)(9).................           15,000                **
Rickey Wilson (7)(9)...................           18,750                **
Robert N. Brey (7)(9)..................           21,875                **
David G. Franckowiak (7)(9)............           34,375                **
All Directors and Officers as a group..          647,485              6.12%
  Total................................        6,360,112             52.03%

--------
** Represents less than 1% of outstanding Common Stock or voting power.
(1) Shares of the Company's Common Stock which any person or entity set forth in this table has a right to acquire, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such person or entity, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.
(2) Lindsay A. Rosenwald, M.D., is the President and sole stockholder of Paramount Capital Asset Management, Inc., the Investment Manager and General Partner of the Aries Trust and Aries Domestic Fund, L.P., respectively. Steven H. Kanzer is the Managing Director of Paramount Capital. Both Dr. Rosenwald and Mr. Kanzer disclaim beneficial ownership of the shares owned by Aries Funds except to the extent of any pecuniary interest therein.
(3) Includes 155,493 shares issuable upon exercise of warrants that are exercisable within the 60-day period following March 1, 1999.

(4) Includes 79,866 shares issuable upon exercise of warrants that are exercisable within the 60-day period following March 1, 1999.
(5) Includes 1,147,822 shares issuable upon conversion of Series B Preferred Stock within the 60-day period following March 1, 1999, and 230,770 shares issuable upon exercise of warrants that are exercisable within the 60-day period following March 1, 1999.
(6) Includes 1,434,032 shares issuable upon exercise of warrants that are exercisable within the 60-day period following March 1, 1999.
(7) The address of this individual is c/o Endorex Corporation, 28101 Ballard Dr., Lake Forest, IL 60045.
(8) Consists of 284,375 shares issuable upon exercise of options held that are exercisable within the 60-day period following March 1, 1999.
(9) Consists entirely of shares issuable upon exercise of options held that are exercisable within the 60-day period following March 1, 1999.

Certain Relationships and Related Transactions

   On June 13, 1996, Dominion Resources, Inc. ("Dominion") entered into an agreement with The Aries Fund and the Aries Domestic Fund, L.P. (collectively, the "Aries Funds"), with the Company as a party to the agreement, whereby the Aries Funds purchased an aggregate of 266,667 shares of Common Stock from Dominion at $1.50 per share. The purchase price was paid from the Aries Funds' general funds. As part of the transaction, Dominion transferred to the Aries Funds certain of its rights under an existing agreement with the Company, including the right to designate a director of the Company and the right to have the shares registered under the Securities Act of 1933, as amended (the "Securities Act"). Upon completion of the sale of the 266,667 shares, Steve H. Kanzer was elected to the Board as the designee of the Aries Funds. On June 26, 1996, the Aries Funds purchased from the Company an additional 333,334 shares of Common Stock at a price of $3.00 per share. The purchase price was paid from the Aries Funds' general funds. The purchase agreement relating to such shares contains various representations and warranties concerning the Company and its activities and also various affirmative and negative covenants. The purchase agreement grants to the Aries Funds the right to have the shares registered under the Securities Act. The agreement restricts the Company from entering into mergers, acquisitions, or sales of its assets without the prior approval of the Aries Funds.

   In connection with a senior line of credit agreement entered into by the Company with the Aries Funds, on May 19, 1997, the Company granted warrants to purchase an aggregate of 66,668 shares of Common Stock at an initial exercise price equal to the offering price of the Company's Private Placement (as defined below), subject to adjustment under certain circumstances. Such warrants are exercisable until May 19, 2002. Paramount Capital Asset Management, Inc. ("PCAM") is the investment manager of The Aries Fund and the general partner of the Aries Domestic Fund, L.P. Lindsay Rosenwald, M.D., is the president and sole stockholder of PCAM and of the Placement Agent (as defined below).

   Pursuant to a private placement (the "Private Placement") of Common Stock, the Company issued and sold an aggregate of 8,648,718 shares of Common Stock to certain accredited investors on July 16, October 10, and October 16, 1997, in consideration of an aggregate amount of $20,000,000. The net proceeds to the Company after deducting commissions and expenses of Paramount Capital, Inc., which acted as the placement agent for the Private Placement (the "Placement Agent"), were $17,400,000.

   In connection with the Private Placement, the Company issued and sold to the Placement Agent and/or its designees warrants (the "Placement Warrants") to purchase up to an aggregate of 864,865 shares of Common Stock. Also, in connection with the execution of a financial advisory agreement, dated October 16, 1997, between the Company and the Placement Agent, the Company issued and sold to the Placement Agent warrants (the "Advisory Warrants") to purchase up to an aggregate of 1,297,297 shares of Common Stock. The Placement Warrants and the Advisory Warrants are exercisable until April 16, 2003, at an exercise price of $2.54375 per share, subject to adjustment under certain circumstances.

   On January 21, 1998, the Company established a joint venture, Innovax Corporation, with Elan Corporation, plc ("Elan") for the exclusive research, development and commercialization of oral and mucosal prophylactic and therapeutic vaccines. As part of the transaction, Elan International Services, Ltd. ("EIS"), a wholly owned subsidiary of Elan, made a $2.0 million initial investment in the Company by purchasing 307,692 shares of Common Stock and warrants to acquire 230,770 shares of Common Stock. The six-year warrants have an exercise price of $10.00 per share. In addition, in connection with the joint venture and the execution of a license agreement, the Company issued $8.0 million of Series B Convertible Preferred Stock to EIS.

   On October 21, 1998, the Company established a second joint venture, Endorex Newco, Ltd., with Elan for the exclusive research, development and commercialization of the Medipad(TM) disposable drug delivery system with two undisclosed drugs. In connection with the joint venture and the execution of a license agreement, the Company issued $8.4 million of Series C Convertible Preferred Stock to EIS.

                                   PROPOSAL 2

           SELECTION OF AN INDEPENDENT PUBLIC ACCOUNTANT AND AUDITOR

   Upon the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants and auditors of the Company, as auditors of the Company to serve for the year ending December 31, 1999, subject to the ratification of such appointment by the stockholders at the Annual Meeting. The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy is required to ratify the appointment of the auditors. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the ratification of PricewaterhouseCoopers LLP, to serve as the Company's auditors for the year ending December 31, 1999.

   A representative of PricewaterhouseCoopers LLP is expected to be available at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

   In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the 2000 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than January 1, 2000 if such proposals are to be considered for inclusion in the Company's Proxy Statement.

                                 OTHER MATTERS

   Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

   Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors

                                          Michael S. Rosen
                                          Chief Executive Officer and
                                           President

Lake Forest, Illinois
April 9, 1999

PROXY CARD


                              ENDOREX CORPORATION
              28101 BALLARD DR., SUITE F - LAKE FOREST, IL 60045
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 12, 1999

     The annual meeting of stockholders (the "Annual Meeting") of Endorex Corporation (the "Company") will be held at Deerpath Inn, 255 E. Illinois, Lake Forest, Illinois 60045, telephone number (847) 234-2280 on May 12, 1999, at 9:30 A.M. (central daylight time) for the following purposes, each as more fully described herein:

     Only stockholders of record at the close of business on April 9, 1999 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

     Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the Annual Meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States.

     (1) To elect eight directors to serve until the next Annual Meeting or until their respective successors shall have been duly elected and qualified;

Nominees:

  Michael S. Rosen
  Richard Dunning
  Steve H. Kanzer
  Paul D. Rubin
  H. Laurence Shaw
  Andrew Stein
  Kenneth Tempero
  Steven Thornton

     (2) To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the year ending December 31, 1999;

     (3) To transact such other business as may properly come before the Annual Meeting.